                                                                        Ex- 11.1


      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                 Mellon Bank Corporation (and its subsidiaries)




                                                                                    Year ended December 31,
                                                                         1994                 1993                 1992
- -----------------------------------------------------------------------------------------------------------------------
PRIMARY NET INCOME PER COMMON SHARE

Net income applicable to common stock (a)                        $361,221,000         $401,398,000         $480,268,000
- -----------------------------------------------------------------------------------------------------------------------
Stock and stock equivalents (average shares):
   Common shares outstanding                                      145,036,812          141,610,182          129,511,499
   Common shares issuable upon conversion
    of Series D preferred stock                                     1,692,263            2,460,632            2,328,620
   Other common stock equivalents, net of shares
    assumed to be repurchased under the treasury
    stock method (b):
     Series D preferred stock subscription rights                         817               55,356              102,270
     Common stock subscription rights                                    -                 137,706              268,386
     Stock options                                                  1,886,912            2,406,069            1,908,474
     Warrants                                                         451,978              412,244              738,131
- -----------------------------------------------------------------------------------------------------------------------
         Total stock and stock equivalents                        149,068,782          147,082,189          134,857,380
- -----------------------------------------------------------------------------------------------------------------------
Net income per common share                                             $2.42                $2.73                $3.56
- -----------------------------------------------------------------------------------------------------------------------

FULLY DILUTED NET INCOME PER COMMON SHARE

Net income applicable to common stock (a)                        $361,221,000         $401,398,000         $480,268,000
Series B convertible preferred stock dividends
  and the after-tax benefit of interest expense
  on the assumed conversion of 7-1/4% Convertible
  Subordinated Capital Notes, if dilutive (c)                         204,000              200,000            4,900,000
- -----------------------------------------------------------------------------------------------------------------------
Adjusted net income applicable to
  common stock                                                   $361,425,000         $401,598,000         $485,168,000
- -----------------------------------------------------------------------------------------------------------------------
Stock, stock equivalents and potentially
  dilutive items (average shares):
   Common shares outstanding                                      145,036,812          141,610,182          129,511,499
   Common shares issuable upon conversion of
    Series D preferred stock                                        1,692,263            2,460,632            2,328,620
   Other common stock equivalents, net of shares
    assumed to be repurchased under the treasury
    stock method (d)                                                2,367,193            3,085,374            4,022,440
   Other dilutive items (e)                                           133,492              136,497            1,475,706
- -----------------------------------------------------------------------------------------------------------------------
         Total                                                    149,229,760          147,292,685          137,338,265
- -----------------------------------------------------------------------------------------------------------------------
Net income per common share                                             $2.42                $2.73                $3.53
- -----------------------------------------------------------------------------------------------------------------------

Footnotes on following page.

                                                                     Ex- 11.1
                                                                     (continued)


      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                 Mellon Bank Corporation (and its subsidiaries)




(a) After adding back Series D preferred stock dividends of $3 million in 1994, $4 million in 1993 and $3 million in 1992. Series D preferred stock is considered a common stock equivalent.

(b) Shares were assumed repurchased at the average common share price of $37.01 in 1994, $37.38 in 1993 and $28.02 in 1992.

(c) Convertible securities consisted of the 7-1/4% Convertible Subordinated Capital Notes in 1994 and 1993 and the Series B convertible preferred stock and the 7-1/4% Convertible Subordinated Capital Notes in 1992.

(d) Includes shares issuable upon assumed conversion of stock options, warrants and Series D preferred stock subscription rights in 1994, 1993 and 1992. Shares issuable upon assumed conversion of common stock subscription rights are included for 1993 and 1992. All common stock subscription rights were exercised prior to December 31, 1993 and therefore are not a component of the 1994 calculation. Shares were assumed repurchased at the beginning of the period using the average common share price of $37.01 and $37.38 in 1994 and 1993, respectively and the ending common share price of $35.33 at December 31, 1992.

(e) Other dilutive items consisted of the average shares issuable upon the assumed conversion of the convertible securities described in Note (c) above.